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                                     MORROW SNOWBOARDS, INC.

                               COMPUTATION OF INCOME (LOSS) PER SHARE
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                            (UNAUDITED)

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
                                    For The Nine Months Ended      For The Three Months Ended
                                          September 30,                  September 30,
                                     --------------------------    --------------------------
                                          1996          1995           1996         1995
                                     ------------   -----------    ------------- ------------
Net income (loss)(1)                   $1,698,000  $  (169,000)     $ 3,069,000   $   740,000
                                     ------------   -----------    ------------- ------------
                                     ------------   -----------    ------------- ------------

Weighted average number of common
 shares outstanding                     5,762,299    2,933,529        5,762,299     2,993,023

 Application of the "treasury stock"
 method to stock options and warrants
 whose effect is  dilutive                275,569            -          276,742       347,523

Common equivalent shares for stock
 options  and convertible debentures
 issued within  twelve  months of
 the initial public  offering and
 whose  exercise and conversion
 price is below the  estimated
 initial  public  offering price
 (treasury stock  method used for
 stock options)                                 -      606,020                -       451,214
                                     ------------   -----------    ------------- ------------

Total shares for primary earnings
 per share                              6,037,868    3,539,549        6,039,041     3,791,760
                                     ------------   -----------    ------------- ------------
                                     ------------   -----------    ------------- ------------

Weighted average number of common
 shares outstanding                     5,762,299    2,933,529        5,762,299     2,993,023

Application of the "treasury stock"
 method to  stock options and
 warrants whose effect is dilutive        281,328            -          283,767       403,549

Common equivalent shares for stock
 options and  convertible debentures
 issued within twelve  months of the
 initial public offering and whose
 exercise and conversion price is
 below the  estimated initial public
 offering price  (treasury stock method
used for stock options)                         -      606,020                -       635,114
                                     ------------   -----------    ------------- ------------
Total shares for fully diluted
 earnings per share                     6,043,627    3,539,549        6,046,066     4,031,686
                                     ------------   -----------    ------------- ------------
                                     ------------   -----------    ------------- ------------

Primary income (loss) per share        $     0.28  $     (0.05)     $      0.51   $      0.20
                                     ------------   -----------    ------------- ------------
                                     ------------   -----------    ------------- ------------

Fully diluted income (loss) per
 share                                 $     0.28   $    (0.05)     $      0.51   $      0.18
                                     ------------   -----------    ------------- ------------
                                     ------------   -----------    ------------- ------------

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(1) Net income (loss) for 1995 is adjusted for interest relating to convertible debentures issued within twelve months of the initial public offering.